Exhibit 99.1

Buckeye Announces July – September Quarter Results

Company Reports another Record Sales Quarter

EPS was $0.23 versus $0.34 in Year-Ago Quarter which included $0.06 Tax Benefit

Nonwovens Earnings Improve by $2.8 million versus April-June Quarter on $4.1 million (7%) Increase in Sales

Specialty Fibers Earnings Flat versus April-June Quarter

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 28, 2008--Buckeye Technologies Inc. (NYSE:BKI) today announced that net sales in the July-September quarter grew by 12.1% over the prior year to $221.3 million, a new sales record for the Company. Net income for the quarter was $8.9 million ($0.23 per share), compared with $13.5 million ($0.34 per share) in the prior year. During the same quarter of the prior year, the Company’s results included a $2.2 million ($0.06 per share) tax benefit related to a reduction in Germany’s tax rate. Free cash flow(a) for the quarter was $11.0 million.

Income before taxes, at $14.4 million, was down $4.0 million compared to the year ago quarter as a $5.9 million decrease in operating income was partially offset by a $1.7 million reduction in interest expense. In spite of substantial selling price increases across all businesses, our gross margin has declined from 20.6% of sales in the year ago quarter to 16.0% in the quarter just completed due to rapidly escalating input costs at all of our plants and lower capacity utilization at our airlaid nonwovens plants. Compared to the April-June quarter, operating income rose $2.9 million and gross margin improved from 15.2% to 16.0%.

Chairman and Chief Executive Officer John B. Crowe said, “We are pleased with the improvement in our operating results compared to the April-June quarter, particularly with the increase in sales and earnings in our Nonwoven Materials segment. We were also able to hold operating income for our Specialty Fibers segment constant with the April-June quarter. While we only saw a small increase in fluff pulp prices during the quarter, we were able to offset escalating input costs through a combination of surcharges and selling price increases on our specialty products and improved performance at our Perry, Florida wood cellulose mill. We continued to generate strong cash flow and increased our cash balance by $8 million while slightly reducing our long-term debt during the quarter. I believe that all of our efforts in recent years to reduce debt, take out costs, improve our product mix, and put a new credit facility in place in July 2007 have positioned us well for these uncertain economic times. We will continue to focus on maintaining and improving the strength of our balance sheet, particularly in this economic environment.”

Buckeye has scheduled a conference call for Wednesday morning, October 29th, at 11:00 a.m. ET to discuss first quarter performance. Persons interested in listening by telephone may dial in at (877) 795-3635 within the United States. International callers should dial (719) 325-4751. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

(a)This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measure used is “free cash flow”. The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly and concisely the amount of cash generated by operations that remains available for payment of debt, share repurchase or dividends after funding capital expenditures, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages cash flows available for debt pay down by measuring “free cash flow”, and includes this measure in all-employee bonus and at-risk compensation bonus targets.

Net Cash provided by Operating Activities $22,056

Less Purchases of Property, Plant & Equipment (11,105)

Free Cash Flow $10,951

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007

Net sales	$221,293	$215,331	$197,399
Cost of goods sold	185,955	182,605	156,744
Gross margin	35,338	32,726	40,655
Gross margin as a percentage of sales	16.0%	15.2%	20.6%

Selling, research and administrative expenses	12,210	12,537	11,474
Amortization of intangibles and other	469	466	561
Restructuring costs	-	-	96

Operating income	22,659	19,723	28,524

Net interest expense and amortization of debt costs	(7,438)	(7,491)	(9,157)
Early extinguishment of debt	-	(88)	(786)
Foreign exchange and other	(831)	530	(168)
Income before income taxes	14,390	12,674	18,413
Income tax expense	5,540	3,358	4,916
Net income	$8,850	$9,316	$13,497

Earnings per share	$0.23	$0.24	$0.35
Diluted earnings per share	$0.23	$0.24	$0.34

Weighted average shares for basic
earnings per share	38,704	38,843	38,743

Weighted average shares for diluted
earnings per share	38,883	39,009	39,260

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30	June 30	September 30
	2008	2008	2007

Current assets:
Cash and cash equivalents	$18,451	$10,393	$14,003
Accounts receivable, net	128,549	127,521	120,199
Inventories	109,211	110,254	94,050
Deferred income taxes and other	11,355	11,530	9,514
Total current assets	267,566	259,698	237,766

Property, plant and equipment, net	537,556	555,708	541,582
Goodwill	156,800	163,622	162,116
Intellectual property and other, net	28,036	30,197	30,439
Total assets	$989,958	$1,009,225	$971,903

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$41,618	$49,157	$42,032
Accrued expenses	59,248	50,451	58,861
Current portion of capital lease obligations	253	358	407
Short-term debt	285	207	505
Total current liabilities	101,404	100,173	101,805

Long-term debt	392,439	393,910	418,917
Deferred income taxes	57,754	57,963	47,019
Capital lease obligations	-	-	251
Other liabilities	25,423	27,622	26,115
Stockholders' equity	412,938	429,557	377,796
Total liabilities and stockholders' equity	$989,958	$1,009,225	$971,903

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007
OPERATING ACTIVITIES
Net income	$8,850	$9,316	$13,497
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	12,743	12,794	12,629
Amortization	639	489	502
Loss on early extinguishment of debt	-	88	786
Deferred income taxes	1,345	(741)	4,624
Loss on disposal of equipment	167	161	116
Provision for bad debts	(27)	78	(9)
Excess tax benefit from stock based compensation	-	-	(15)
Other	391	(969)	184
Change in operating assets and liabilities
Accounts receivable	(5,125)	(4,559)	(1,726)
Inventories	(841)	(6,230)	(5,571)
Other assets	142	(185)	(219)
Accounts payable and other liabilities	3,772	1,341	6,955
Net cash provided by operating activities	22,056	11,583	31,753

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(11,082)	(17,992)	(8,990)
Proceeds from sale of assets	-	17	-
Other	(23)	(198)	(46)
Net cash used in investing activities	(11,105)	(18,173)	(9,036)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(1,232)	14,031	88,267
Payments on long term debt and other	(105)	(15,101)	(113,719)
Payments for debt issuance costs	-	80	(1,289)
Excess tax benefit from stock based compensation	-	-	15
Purchase of treasury shares	(494)	(2,720)	-
Net proceeds from sale of equity interests	-	77	2,705
Net cash used in financing activities	(1,831)	(3,633)	(24,021)

Effect of foreign currency rate fluctuations on cash	(1,062)	(219)	517

Increase (decrease) in cash and cash equivalents	8,058	(10,442)	(787)
Cash and cash equivalents at beginning of period	10,393	20,835	14,790
Cash and cash equivalents at end of period	$18,451	$10,393	$14,003

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended
SEGMENT RESULTS	September 30, 2008	June 30, 2008	September 30, 2007
Specialty Fibers
Net sales	$164,979	$160,945	$135,701
Operating income (a)	20,118	20,351	21,971
Depreciation and amortization (b)	8,348	8,504	8,015
Capital expenditures	10,097	14,978	7,920

Nonwoven Materials
Net sales	$65,862	$61,798	$71,630
Operating income (a)	3,593	764	7,908
Depreciation and amortization (b)	4,045	3,870	4,232
Capital expenditures	778	2,113	707

Corporate
Net sales	$(9,548)	$(7,413)	$(9,932)
Operating loss (a)	(1,052)	(1,391)	(1,355)
Depreciation and amortization (b)	819	883	944
Capital expenditures	207	901	363

Total
Net sales	$221,293	$215,330	$197,399
Operating income (a)	22,659	19,724	28,524
Depreciation and amortization (b)	13,212	13,257	13,191
Capital expenditures	11,082	17,992	8,990

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. We have reclassified the at-risk compensation and stock based compensation from the specialty fibers and nonwovens segments for previous periods for comparability. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.
(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended
ADJUSTED EBITDA	September 30, 2008	June 30, 2008	September 30, 2007

Income	$8,850	$9,316	$13,497
Income tax expense	5,540	3,358	4,916
Interest expense	7,233	7,331	8,972
Amortization of debt costs	262	259	302
Early extinguishment of debt	-	88	786
Depreciation, depletion and amortization	13,212	13,260	13,191
EBITDA	35,097	33,612	41,664
Interest income	-	-	-
Asset impairments	-	-	-
Non cash charges	208	176	117
Gain on sale of assets held for sale	-	-	-
Restructuring charges	-	-	-
Restatement due to change in accounting	-	-	-
Other (gains) losses
Adjusted EBITDA	$35,305	$33,788	$41,781

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges, restructuring charges prior to July 1, 2007 and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL RECONCILIATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2007 reconciled to September 30, 2008	June 30, 2008 reconciled to September 30, 2008
NET SALES RECONCILIATION

Net sales	$197.4	$215.3
Volume (1)	(3.2)	0.9
Pricing (2)	23.9	6.1
Product sales mix and other (3)	3.2	(1.0)
Net sales	$221.3	$221.3

(1) Volume relates to the change in volume on comparable products.

(2) Pricing relates to the changes in unit prices on comparable products.

(3) Product sales mix relates to the impact of changes in the mix of products shipped. Other includes the impact of changes in foreign currency exchange rates have on the currency translation of sales denominated in currencies other than the US dollar.

	Three Months Ended
	September 30, 2007 reconciled to September 30, 2008	June 30, 2008 reconciled to September 30, 2008
EARNINGS PER SHARE RECONCILIATION (4)

EARNINGS (LOSS) PER SHARE	0.34	0.24
Volume (5)	(0.02)	(0.00)
Pricing / product mix (6)	0.45	0.11
Costs (7)	(0.53)	(0.06)
Restructuring, impairment, early debt extinguishment costs	0.01	0.00
Corporate / Other (8)	(0.02)	(0.06)
EARNINGS PER SHARE	0.23	0.23

(4) All calculations are net of taxes.

(5) Volume - Changes in volume on comparable products at prior period gross margins (price, unit cost and mix are at the same levels as the prior quarter).

(6) Pricing / Product Mix - Impact of changes in selling prices (on comparable products) and changes in the mix of products shipped.

(7) Costs - Changes in production volume, energy related prices, price and usage of chemicals and raw materials, transportation costs, direct spending and selling, research and administrative expenses.

(8) Corporate / Other - Net interest expense, intangible amortization, foreign exchange gain(loss), gain(loss) on sale of assets, other income(expense), and tax adjustments and changes in tax rate.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President
and Chief Financial Officer
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com